AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 1997
                                                     REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------
                           HEALTHSOUTH CORPORATION
              (Exact Name of Registrant as Specified in its Charter)
                                   ----------

     DELAWARE                                 8062                             63-0860407
(State or Other Jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer Identification
Incorporation or Organization)       Classification Code Number)      Number)

                                   --------------------

               ONE HEALTHSOUTH PARKWAY, BIRMINGHAM, ALABAMA 35243
                                 (205) 967-7116
              (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)

                              RICHARD M. SCRUSHY
                          CHAIRMAN OF THE BOARD AND
                           CHIEF EXECUTIVE OFFICER
                           HEALTHSOUTH CORPORATION
                           ONE HEALTHSOUTH PARKWAY
                          BIRMINGHAM, ALABAMA 35243
                                (205) 967-7116
          (Name, Address, including Zip Code, and Telephone Number,
                  including Area Code, of Agent for Service)

                                  COPIES TO:

          MARK E. EZELL, ESQ                          WILLIAM W. HORTON, ESQ.
    Haskell Slaughter & Young, L.L.C.      Senior Vice President and Corporate Counsel
     1200 AmSouth/Harbert Plaza                       HEALTHSOUTH Corporation
      1901 Sixth Avenue North                         One HealthSouth Parkway
     Birmingham, Alabama 35203                       Birmingham, Alabama 35243
         (205) 251-1000                                    (205) 967-7116

                                   ----------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                       CALCULATION OF REGISTRATION FEE
=============================================================================================================================
    TITLE OF EACH                                                PROPOSED MAXIMUM      PROPOSED MAXIMUM
CLASS OF SECURITIES                         AMOUNT TO BE          OFFERING PRICE        AGGREGATE OFFERING      AMOUNT OF
  TO BE REGISTERED                         REGISTERED (1)          PER UNIT (1)            PRICE (1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share ...  223,000 shares             $ 18.25               $ 4,069,750             $ 1,233.26
=============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(c). The average of the high and low prices reported by the New York Stock Exchange for the Common Stock of HEALTHSOUTH Corporation on April 22, 1997, was $ 18.25.


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                 SUBJECT TO COMPLETION, DATED APRIL 25, 1997


                                  PROSPECTUS
                                      OF
                           HEALTHSOUTH CORPORATION


   THIS PROSPECTUS RELATES TO 223,000 SHARES (THE "SHARES") OF THE COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "HEALTHSOUTH COMMON STOCK"), OF HEALTHSOUTH CORPORATION (TOGETHER WITH ITS SUBSIDIARIES, "HEALTHSOUTH" OR THE "COMPANY") BEING OFFERED BY THE SELLING STOCKHOLDER IDENTIFIED HEREIN (THE "SELLING STOCKHOLDER"). THE SELLING STOCKHOLDER ACQUIRED THE SHARES OF HEALTHSOUTH COMMON STOCK IN CONNECTION WITH THE ACQUISITION BY HEALTHSOUTH OF HEALTH IMAGES, INC. A DELAWARE CORPORATION ("HEALTH IMAGES"), ON MARCH 3, 1997. SEE "SELLING STOCKHOLDER".

                                   ----------

   All proceeds from any sales of the Shares by the Selling Stockholder will inure to the benefit of the Selling Stockholder. The Company will receive none of the proceeds from the sale of Shares which may be offered hereby. All expenses of registration incurred in connection herewith, including fees and expenses of counsel to the Selling Stockholder, are being borne by the Company, and all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.

   The Selling Stockholder has not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the New York Stock Exchange at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholder and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution".

    THE SECURITIES TO BE ISSUED HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR BY ANY STATE
               SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                                   ----------
                THE DATE OF THIS PROSPECTUS IS        , 1997.

[Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commisssion. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.]

                            AVAILABLE INFORMATION

   HEALTHSOUTH has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC covering the Shares (including exhibits and amendments thereto, the "Registration Statement"). As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement.

   HEALTHSOUTH  is subject to the  information  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048; 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding HEALTHSOUTH and the Registration Statement. The address of that web site is http://www.sec.gov. The HEALTHSOUTH Common Stock is listed on the New York Stock Exchange, and the Registration Statement, reports, proxy statements and certain other information filed by HEALTHSOUTH should be available for inspection at the library of the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY HEALTHSOUTH, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM THE SECRETARY OF HEALTHSOUTH CORPORATION, ONE HEALTHSOUTH PARKWAY, BIRMINGHAM, ALABAMA 35243, TELEPHONE (205) 967-7116.

   There  are  hereby   incorporated  by  reference  in  this  Prospectus,   and
specifically made a part hereof, the following documents heretofore filed by HEALTHSOUTH with the SEC, pursuant to the Exchange Act:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     2. The Company's Current Report on Form 8-K filed February 19, 1997 (relating to the acquisition of Horizon/CMS Healthcare Corporation).

     3. The Company's Current Report on Form 8-K filed March 13, 1997 (reporting the consummation of the acquisition of Health Images, Inc.).

     4. The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A filed August 26, 1989.

   All documents filed by HEALTHSOUTH pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of any offering hereunder shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purpose hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

   NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONCERNING HEALTHSOUTH CONTAINED IN THIS PROSPECTUS SINCE THE DATE OF SUCH INFORMATION.


   The principal executive offices of HEALTHSOUTH are located at One HealthSouth Parkway, Birmingham, Alabama 35243 and its telephone number is (205) 967-7116.

                                 RISK FACTORS

   In addition to the other information in this Prospectus, the following should be considered carefully by potential purchasers of the Shares.

   Regulation. As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on HEALTHSOUTH. HEALTHSOUTH is also subject to various other types of regulation at the federal and state levels, including, but not limited to, licensure and certification laws, Certificate of Need laws and laws relating to financial relationships among providers of healthcare services, Medicare fraud and abuse and physician self-referral.

                                 THE COMPANY

   HEALTHSOUTH Corporation ("HEALTHSOUTH" or the "Company") is the nation's largest provider of outpatient and rehabilitative healthcare services. The Company provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, diagnostic centers, occupational medicine centers, medical centers and other healthcare facilities. The Company believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, the Company's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At December 31, 1996, the Company had over 1,000 patient care locations in 50 states.

   In its  outpatient  and  inpatient  rehabilitation  facilities,  the  Company provides interdisciplinary programs for the rehabilitation of patients experiencing disability due to a wide variety of physical conditions, such as stroke, head injury, orthopaedic problems, neuromuscular disease and sports-related injuries. The Company's rehabilitation services include physical therapy, sports medicine, work hardening, neurorehabilitation, occupational therapy, respiratory therapy, speech language pathology and rehabilitation nursing. Independent studies have shown that rehabilitation services like those provided by the Company can save money for payors and employers.

   In addition to its rehabilitation facilities, the Company operates one of the largest networks of free-standing outpatient surgery centers in the United States. The Company's outpatient surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures. While outpatient surgery is widely recognized as generally less expensive than surgery performed in a hospital, the Company believes that outpatient surgery performed at a free-standing outpatient surgery center is generally less expensive than hospital-based outpatient surgery. Approximately 80% of the Company's surgery center facilities are located in markets served by its rehabilitative service facilities, enabling the Company to pursue opportunities for cross-referrals.

   Over the last two years, the Company has completed several significant acquisitions in the rehabilitation business and has expanded into the surgery center, diagnostic and occupational medicine businesses. The Company believes that these acquisitions complement its historical operations and enhance its market position. The Company further believes that its expansion into the outpatient surgery, diagnostic and occupational medicine businesses provides it with platforms for future growth. The Company is continually evaluating potential acquisitions in the outpatient and rehabilitative healthcare services industry.

                               USE OF PROCEEDS

   All proceeds from any sales of the Shares by the Selling Stockholder will inure to the benefit of the Selling Stockholder. The Company will receive none of the proceeds from the sale of Shares offered hereby.

                             SELLING STOCKHOLDER


   The Shares of HEALTHSOUTH Common Stock were acquired by Robert D. Carl, III, the Selling Stockholder, pursuant to the exercise of a warrant issued by Health Images, Inc. ("Health Images"), which was assumed by HEALTHSOUTH in a merger transaction (the "Merger") on March 3, 1997, in which a wholly owned subsidiary of HEALTHSOUTH was merged with and into Health Images. The Selling Stockholder was previously the Chairman, President and Chief Executive Officer of Health Images. The Selling Stockholder is acting as principal for his own account and has registered for resale the entire amount of HEALTHSOUTH Common Stock obtained by him through the exercise of such warrant, although he retains discretion to sell less than such entire amount.


   The Selling Stockholder is not an executive officer or director of the HEALTHSOUTH. The total number of Shares available for sale hereunder is less than .001% of the total outstanding Common Stock of the Company at April 23, 1997.


                             PLAN OF DISTRIBUTION

   The Shares of HEALTHSOUTH Common Stock may be offered and sold by or for the account of the Selling Stockholder from time to time as market conditions permit on The New York Stock Exchange, or otherwise, at prices and on terms then prevailing or in negotiated transactions. Some or all of the Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer (including a market maker) as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholder in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

   Upon the Selling Stockholder's notifying the Company that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of Shares involved, the price at which such Shares were sold by the Selling Stockholder, the commissions paid or discounts or concessions allowed by the Selling Stockholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in the Prospectus.

                                   EXPERTS

   The consolidated financial statements and schedule of HEALTHSOUTH at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in HEALTHSOUTH's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                LEGAL MATTERS


   The validity of the shares of HEALTHSOUTH Common Stock issued to the Selling Stockholder has been passed upon by Haskell Slaughter & Young, L.L.C.

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities registered hereby. All such expenses shall be borne by the Company.

     Registration fee under the Securities Act of 1933  ...      $  1,233.26
     New York Stock Exchange listing fee ..................           780.00
     Printing expenses ....................................        10,000.00
     Legal fees and expenses ..............................         5,000.00
     Accounting services ..................................         5,000.00
     Miscellaneous ........................................           500.00
                                                            ----------
          Total ...........................................      $ 22,513.26
                                                            ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article Nine of the HEALTHSOUTH Restated Certificate of Incorporation filed in the Office of the Secretary of the State of Delaware on March 13, 1997 (the "HEALTHSOUTH Certificate"), contains a provision eliminating or limiting director liability to HEALTHSOUTH and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to HEALTHSOUTH or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of HEALTHSOUTH protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of HEALTHSOUTH or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

   Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article Nine of the HEALTHSOUTH Certificate and Article IX of the HEALTHSOUTH Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of HEALTHSOUTH who, by reason of the fact that he or she is a director, officer, employee, or agent of HEALTHSOUTH, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

   HEALTHSOUTH has entered into agreements with all of its Directors and its executive officers pursuant to which HEALTHSOUTH has agreed to indemnify such Directors and executive officers against liability incurred by them by reason of their services of a Director to the fullest extent allowable under applicable law.

ITEM 16. EXHIBITS.

   Exhibits:

   EXHIBIT
     NO.                 DESCRIPTION
    ---                  -----------

(5) Opinion of Haskell Slaughter & Young, L.L.C., as to the legality of the shares of HEALTHSOUTH Common Stock issued in connection herewith.

(10) Warrant Agreement and Certificate, dated May 19,1987, by and between Health Images, Inc., and Robert D. Carl, III, filed as
             Exhibit 10(f)(ii) to Health Images, Inc.'s Registration Statement on Form S-1 (Registration No. 33-14437) is hereby incorporated herein by reference.

(23)-1 Consent of Ernst & Young LLP. See page immediately following signature pages to the Registration Statement.

(23)-2 Consent of Haskell Slaughter & Young, L.L.C. (included in the opinion filed as Exhibit (5)).

(24)         Powers of Attorney.  See signature pages.

ITEM 17. UNDERTAKINGS.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (iii)   to include any material  information  with respect to the plan of
               distribution  not  previously   disclosed  in  this  registration


 statement  or any  material  change  to such  information  in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on April 25, 1997.

                                             HEALTHSOUTH Corporation


                                             By  /s/ RICHARD M. SCRUSHY
                                                 -------------------------------
                                                     Richard M. Scrushy
                                                  Chairman of the Board and
                                                   Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard M. Scrushy and Aaron Beam, Jr. and each of them, his attorney-in-fact with powers of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                        TITLE                       DATE
         ---------                        -----                       ----

  /s/ RICHARD M. SCRUSHY           Chairman of the Board          April 25, 1997
---------------------------     and Chief Executive Officer
      Richard M. Scrushy              and Director


    /s/ AARON BEAM, JR.         Executive Vice President and      April 25, 1997
---------------------------        Chief Financial Officer
        Aaron Beam, Jr.


   /s/ WILLIAM T. OWENS             Senior Vice President         April 25, 1997
---------------------------       and Controller (Principal
      William T. Owens               Accounting Officer)


   /s/ JAMES P. BENNETT                  Director                 April 25, 1997
---------------------------
       James P. Bennett


   /s/ ANTHONY J. TANNER                 Director                 April 25, 1997
---------------------------
       Anthony J. Tanner


     /s/ P. DARYL BROWN                  Director                 April 25, 1997
---------------------------
         P. Daryl Brown


/s/ PHILLIP C. WATKINS, M.D.             Director                 April 25, 1997
----------------------------
    Phillip C. Watkins, M.D.


   /s/ GEORGE H. STRONG                  Director                 April 25, 1997
---------------------------
       George H. Strong


    /s/ C. SAGE GIVENS                   Director                 April 25, 1997
---------------------------
        C. Sage Givens

         SIGNATURE                        TITLE                       DATE
         ---------                        -----                       ----

/s/ CHARLES W. NEWHALL III                Director                April 25, 1997
---------------------------
    Charles W. Newhall III


   /s/ LARRY R. HOUSE                     Director                April 25, 1997
---------------------------
      Larry R. House


   /s/ JOHN S. CHAMBERLIN                 Director                April 25, 1997
---------------------------
       John S. Chamberlin


  /s/ RICHARD F. CELESTE                  Director                April 25, 1997
---------------------------
      Richard F. Celeste


    /s/ JOEL C. GORDON                    Director                April 25, 1997
---------------------------
        Joel C. Gordon


  /s/ RAYMOND J. DUNN, III                Director                April 25, 1997
---------------------------
      Raymond J. Dunn, III